Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

National Lampoon, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement of National Lampoon, Inc. and Subsidiaries on Form S-8 to be filed with the Commission on or about November 29, 2006 of our Independent Auditors' Report dated November 1, 2006 covering the consolidated financial statements of National Lampoon, Inc. and Subsidiaries for each of the two years in the period ended July 31, 2006, which is in its Form 10-KSB for the fiscal year ended July 31, 2006.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
November 28, 2006